Exhibit 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CONFIRMS APPEALS COURT AFFIRMS

KODAK SUMMARY JUDGMENT

REDWOOD CITY, Calif., February 7, 2008 – Ampex Corporation (Nasdaq: AMPX) today announced that on February 7, 2008, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the U.S. District Court for the District of Delaware granting the Eastman Kodak Company’s motion for summary judgment of noninfringement of one of Ampex’s patents used in digital still cameras. This patent previously expired in April 2006, and the Company does not expect this decision to have a material impact on future licensing revenues.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is a leading innovator and licensor of technologies for the visual information age, as well as a manufacturer of high performance data storage products principally used in defense applications.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the Company’s royalty revenues declining in future periods; the Company’s limited liquidity and significant indebtedness and interest expense; the risk that the Company will not conclude additional royalty-bearing license agreements; the Company’s licensing, marketing, investment and other strategies not being successful; the possible incurrence of additional patent litigation expenses or adverse legal determinations finding the Company’s patents not to be valid or not to have been infringed; and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the SEC.